Exhibit 10.37
Marina Bay Sands Pte. Ltd.
(Company Reg. 200507292R)
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 6th day of December, 2008 (the “Effective Date”), by and between Marina Bay Sands Pte. Ltd., a Singapore company with its principal business offices located at 9 Raffles Place, #45-01 Republic Plaza, Singapore, 048619 (the “Company”), and Mr. De ANGELO Leonard, residing at 679 Bent Creek Dr., Lititz, PA 17543 and is holder of United States of America ] Passport Number 211722241 (the “Executive”).
WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment and the Executive desires to accept such employment and to enter into this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a “Party” and together the “Parties”) agree as follows:
1.	Definitions.
1.1	“Affiliates” shall mean the parent, subsidiary and affiliated companies of the Company, including without limitation, Las Vegas Sands Corp.; Venetian Macau Limited; Venetian Cotai Limited; Venetian Casino Resort, LLC; World Sourcing Services Limited; Venetian Marketing Services Limited; and Venetian Venture Development, LLC.

1.2	“Base Salary” shall mean the salary provided for in Section 3 of this Agreement or any change thereto pursuant to the provisions of Section 3.

1.3	“Cause” shall mean:
(a)	Conviction, or a guilty plea of any criminal offence (other than of a traffic offence) whether in Singapore or elsewhere involving dishonesty on the part of the Executive;

(b)	Misappropriation of any material funds or property of the Company, commission of fraud or embezzlement with respect to the Company, or any material act of dishonesty in relation to Executive’s employment by the Company resulting or intended to result in direct or indirect personal gain or enrichment at the expense of the Company; or

(c)	Use of alcohol or drugs that renders the Executive unable to perform the functions of his job or carry out his duties; or

(d)	The failure to obtain, or loss, revocation or suspension of any license or certification of the Executive necessary for the Executive to discharge the Executive’s duties on behalf of the Company; or

(e)	A decree of a court of competent jurisdiction that Employee is not mentally competent or is unable to handle his own affairs; or

(f)	The Executive’s death; or

(g)	The Executive’s disability (defined below); or

(h)	The giving of written notice by Employer to Executive upon a material breach of this Agreement by Executive, which material breach, if curable, remains uncured for ten (10) days after the giving of such notice (For purposes of this subparagraph, “material breach” shall mean an act or omission, not otherwise specified in the definition of “Cause” set forth above, the occurrence of which would lead a reasonably prudent employer to terminate the employment of the offending party, were the offending party to possess a comparable position, service record and experience as Executive.
“Confidential Information” shall mean all private, personal, confidential or proprietary information, tangible or intangible, owned by or pertaining to the Company, Affiliates, or Sheldon G. Adelson, which information was learned or acquired by the Executive as a result of his employment relationship with the Company. Without limiting the generality of the preceding sentence, “Confidential Information” shall include, but not be limited to, all of the Company and Affiliates’ trade secrets, business methods, lists of customers (whether or not customers may have been solicited or procured by the Executive or by the Company), secret formulas or processes, player rating and credit line information, customer information, customer data, sales data, cost data, profit data, marketing methods, credit and collections techniques, strategic planning data, and financial planning data and all data and information stored on, received on or transmitted using the Company owned or leased equipment; provided, however, that “Confidential Information” shall not include information or data: (i) generally publicly known, (ii) learned by the Executive from third persons with a legal right to disclose such information to the Executive, or (iii) discovered by the Executive through means entirely independent from and in no way arising from the disclosure to the Executive by the Company.
1.4	“Content” shall mean all Confidential Information in whatever form embodied or reduced including, but not limited to, papers, drawings, notes, memoranda, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, tapes and any electronic method of recording information or any other method of recording information whether now known or discovered or invented in the future.

1.5	“Disability” shall mean the Executive’s inability to perform, for a period of twelve (12) consecutive weeks, the essential functions of the position by reason of permanent mental or physical disability, whether resulting from illness, accident or otherwise.

1.6	“Singapore Gaming Authority” shall mean the Ministry of Home Affairs, the Casino Regulatory Authority or any other branch of the Singapore Government tasked with the regulation of casinos in Singapore;

1.7	“Term of Employment” shall mean the Initial Term of Employment and any extensions thereon.
2.	Term of Employment. Positions and Duties.
2.1	Employment Accepted. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term of Employment, in the position and with the duties and responsibilities set forth in subsection 2.3 or in such other position as reasonably assigned by the Company and upon such other terms and conditions as are hereinafter stated.

2.2	Initial Term of Employment. The initial term of employment shall commence upon the issuance of the Singapore Employment Pass and shall terminate upon the close of business on the Third (3rd) anniversary thereof (“Initial Term”). The employment may be extended thereafter for such subsequent terms as agreed by the Company and the Executive.

2.3	Duties and Responsibilities. During the Term of Employment, the Executive shall be employed as Senior Vice President — Operations, Asia with the Company (this is a Grade A position according to the Company’s grading system). In this capacity, the Executive will report directly to Bradley H. Stone, Executive Vice President — Las Vegas Sands Corp., all subject to change at the Company’s discretion provided, however, unless Executive’s replacement report is a reasonably equivalent company executive as Mr. Stone or is an executive with reasonably similar authority over the gaming and hotel operations of Singapore and Macau as Mr. Stone and who, in either case, is employed by the ultimate parent company of Employer in Las Vegas, Nevada, Executive shall have a right to comply with the termination without cause provisions of paragraph 9.5 so long as the decision of the Executive to invoke paragraph 9.5 is made by notice to Employer within 30 days after learns of the reporting change. The Executive shall devote the necessary time and attention to the duties and responsibilities of this position which will include, without limitation:
•	Managing all the Gaming and Hotel Operations in the Asian rRegion (including Singapore and Macao SAR);

•	Performing all duties on behalf of the Company and any of its other subsidiaries or Affiliates as designated or requested by the Executive Vice President — Las Vegas Sands Corp. (or his replacement as provided earlier in this paragraph 2.3) as well as other related duties and responsibilities as may be assigned to the Executive.
During the period of the Executive’s employment, he will faithfully and diligently devote all of his business and professional time, attention, energy, experience and ability to promote the business and interests of the Company. While employed by the Company, the Executive will not engage in any other employment, occupation, consultation or business pursuit which would interfere with or take time away from the discharge of his employment responsibilities without the prior written consent of the Company.

2.4	Licensing and Compliance Requirement. If required by the Company or the Singapore Gaming Authorities, the Executive must apply for and obtain a casino key or the necessary employee license (the “License”). The Company and the Executive agree to cooperate with the Singapore Gaming Authorities and with each other in applying for the License and in removing any objections that may be raised by the Singapore Gaming Authorities in connection with the granting of the License. Additionally, the Agreement is contingent upon the Executive fully cooperating with, and successfully completing, the Company’s background investigation pursuant to its corporate compliance policies and procedures, and if applicable, any probity checks by the Singapore Gaming Authority.

2.5	Conviction The Executive hereby confirms that he has not been convicted of any criminal offence involving dishonesty on his part in Singapore or elsewhere. In the event that he is convicted of or charged with any such offence, he will immediately inform the Company.

2.6	Policies and Procedures. In addition to the terms herein, the Executive agrees to be bound by Company’s policies and procedures as such may be amended by the Company from time to time. In the event the terms in this Agreement conflict with the Company’s policies and procedures, the terms herein shall take precedence.

3.	Base Salary. During the Term of Employment, the Executive shall be entitled to receive a Base Salary of One Million One Hundred Eighty Thousand and Eight Hundred Singapore Dollars (SGD) PER YEAR equivalent to USD 800,000 per annum (the “US Base Salary”) payable in equal installments monthly or otherwise in accordance with the regular payroll of the Company. (The Monthly Base Salary is equaled to SGD 98,400). Notwithstanding the foregoing, the Company agrees to protect the Executive against decreases in the value of the Singapore Dollar against the United States Dollar determined by reference to the exchange rate published by Wall Street Journal (the “Exchange Rate”) of greater that 1% as provided in this Section 3 (the “Base Salary Exchange Rate Adjustment”) and the Company also agrees that increases in the value of the Singapore Dollar against the United States Dollar (except as part of the averaging process to determine if there is a Base Salary Rate Exchange Adjustment as described below) shall have no effect on the Base Salary. The Base Salary Exchange Rate Adjustment shall be calculated as follows: On every anniversary of the beginning date of the initial Term of Employment (the “Anniversary Date”), the Base Salary in effect at the end of each of the 12 month periods (determining the monthly periods by taking the numerical day of the beginning date of the Initial Term of Employment as the beginning of the monthly period and using the numerical day of the next month numerically preceding such beginning numerical day as the ending day of the monthly period) during each annual period after the beginning date of the Initial Term of Employment shall be converted into United States Dollars at the Exchange Rate in effect at the end of each monthly period (“Monthly Conversion”) and the sum in United States Dollars for the 12 Monthly Conversions shall be determined (the “Converted Amount”). If the Converted Amount is more than one (1) percent less than the US Base Salary, the difference between the Converted Amount and the US Base Salary shall be paid to Executive by Company in Singapore Dollars at the Exchange Rate in effect on the Anniversary Date. The Company will review the salary of the Executive on each Anniversary Date. The amount of an annual salary increase, if any, shall nonetheless rest in the sole, absolute and unfettered discretion of the Company. The amount of any salary increase once effective shall become the Base Salary for the purpose of this Agreement and the new US Base Salary shall be the new Base Salary adjusted by the Exchange Rate in effect at the effective date of the Base Salary adjustment.

The Executive shall be responsible for his own income taxes arising from employment in Singapore subject however to any withholding or deductions required by Singapore law. . In the event that there is an obligation to make Central Provident Fund (CPF) contributions arises in respect of the Executive, the Company will be entitled to:

3.1	to make corresponding adjustments to the Base Salary;

3.2	to recover such portion of the CPF contribution from the Executive’s salary as permitted by law.
4.	Expatriate Benefits. If the Executive is required to relocate to Singapore, the Executive shall be entitled to the Expatriate Benefits subject to the Company’s current Expatriate Compensation and Benefits Policy. The Executive’s point of hire shall be U.S.A..
4.1	Settling-in Period. The Executive shall be provided with temporary housing in a Singapore hotel and be paid a settling-in allowance as per the terms of the Company’s policies.

4.2	Home Leave Allowance. The Executive will be reimbursed for up to Twelve (12) round trip air tickets on Business Class from Singapore to U.S.A. or from U.S.A. to Singapore for every 12 months completed service. Such tickets can only be utilized for travel by the Executive or by persons designated by Executive for social and family reasons determined by Executive.

4.3	Relocation Benefits after Completion of Term or Termination Without Cause. Provided that the Executive completes the Initial Term of Employment or in case of a Termination without Cause, the reimbursement of the same types of reasonable costs of relocating the Executive and the Executive household effects that were provided to Executive at the commencement of the Initial Term of Employment shall be extended to Executive in relocating Executive to the U.S.A. for any termination of employment after conclusion of the Initial Term subject to the Company’s current Expatriate Compensation and Benefits Policy. The relocation benefits will include a Business Class plane ticket from Singapore to the U.S.A.
5.	Employment Application / Singapore Work Authorization. The Executive shall provide the Company within 7 days of execution of this Agreement a completed Company Employment Application. If the Executive is not a Singapore resident, Executive shall provide the Company within 7 days of execution of this Agreement, with copies of:
•	Passport and/or other travel document

•	Foreign Worker’s Identification Card

•	Birth Certificate

•	Marriage Certificate, if applicable

•	Education Certificate(s)

•	Previous letters of service/employment verifications from prior employers (if no educational certificate is available)

•	Proof of professional qualification

•	Six (6) recent photographs w/ white backdrop (sized 35 mm x 45 mm)
This Agreement is conditioned upon the Executive receiving all required work permits and permissions from the government of Singapore. The Company agrees to use best efforts to assist the Executive in the application and approval process for such permits and approvals.
6.	Performance Bonus. It is the Company’s current intention to establish an annual incentive bonus program by which qualified employees will be eligible to receive a discretionary annual incentive bonus based upon the achievement of individual and company goals and objectives to be established. All bonuses are in the sole, absolute and unfettered discretion of the Company. It is contemplated that, if the Company achieves its financial goals and if the Executive meets performance expectations, the Executive will be paid a bonus annually, targeted at Fifty percent (50%) of the Executive’s Annual Base Salary. Notwithstanding that contemplation, the Executive shall not have any enforceable right to receive a bonus except for such bonuses as are formally approved by the Company. Upon termination of the Executive’s employment for any reason whatsoever, the Company shall have no obligation to pay the Executive any bonus or prorated portion of a bonus except for bonuses formally approved by the Company but not yet paid at the time of termination of employment and except in the case of a Termination Without Cause where the Executive works for more than six months in the bonus year and the Board of Directors approves a bonus for that bonus year for executives similar to that of Executive and subject to proration for the time worked in the bonus year and subject to payment at the time that the bonuses of similar level executives are paid (a “Prorata Bonus”).
7.	Stock Options. It is the Company’s intention to consider Executive for participation in the Las Vegas Sands Corp. (“LVSC”) stock option plan in accordance to Executive’s grade and equivalent as other similarly situated employees within the Company and within the control of Las Vegas Sands Corp Compensation Committee. Notwithstanding that contemplation, the Executive shall not have any enforceable right to participate in the stock option plan except as any award of options may subsequently be formally approved by the Compensation Committee of the LVSC and its Board of Directors.
7.1	Subject to such approval above, the Company will recommend to the Compensation Committee that the Executive receives an award of One Hundred and Fifty Thousand (150,000) stock option shares intended as a multi year front loaded grant, representing the equivalent of two (2) annual grants of Seventy-Five Thousand (75,000) for each of the two annual grant with each grant vesting over a four year term at 25% each year with an exercise price equals to the market price on the grant date (as determined by the 2004 Equity Award Plan, as amended) such that the total grant would vest completely after completion of five years of employment from the date of grant with the first grant vesting over a period of four years commencing with the first anniversary of the grant date and with the second grant vesting over a period of four years commencing with the second anniversary of the grant date.
8.	Employment Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit programs made available to the Company’s executives or salaried employees generally, including group medical insurance, details of which will be described in an employee handbook or similar materials which will be provided to the Executive in the normal course of the commencement of his employment as such programs may be in effect from time to time.
8.1	Housing Allowance. The Executive shall be paid a housing allowance of Seven Thousand Three Hundred and Eighty Singapore Dollars (SGD 7,380), PER MONTH (for reference purposes only, equivalent to USD 5,000 per month).
9.	Probation & Termination.
9.1	Intentionally Omitted.

9.2	Intentionally Omitted.

9.3	Intentionally Omitted.

9.4	Termination by the Company for Cause. In the event a Cause occurs, the Company shall be entitled to terminate the Executive summarily. In the event the Company terminates the Executive’s employment for Cause, the Executive shall be entitled to:
(a)	Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)	Reimbursement for expenses incurred in the course of and for the purposes of his employment, but not paid prior to such termination of employment; and

(c)	Such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
9.5	Termination Without Cause. The Executive may, without giving reason whatsoever, terminate this Agreement and his employment by giving Six (6) months notice to the Company. The Company may waive or abridge this notice at its discretion. The Company may, without giving any reason whatsoever, terminate this Agreement. In the event that the Company terminates the Executive’s employment without cause, the Executive shall thereupon be entitled to:
(a)	Continuation of the Base Salary for a.) Six (6) months or b.) until the Executive has secured a new position with a different employer with compensation equal to or greater than the Base Salary, (the “Base Salary Continuation”).

The Executive shall be under an ongoing obligation during any period of Base Salary Continuation to promptly notify the Company of any new position secured by the Executive, including notification of amount of compensation. In the event that the Executive secures a new position with compensation which is less than the Base Salary, that compensation will be offset against the Base Salary Continuation and the Company will be required to pay the Base Salary Continuation minus this offset.

Unless otherwise agreed in writing between the Company and the Executive, the provisions of this paragraph will also apply if the Company fails to give Executive at least six (6) months (182 calendar days) notice of its intent not to seek a renewal of this Agreement at the expiration of the Initial Term or any renewal Term except that nothing in this sentence shall be construed to provide Executive with more than six (6) months of Base Salary Continuation. If Base Salary Continuation is provided for by the prior sentence, Executive shall be eligible for a Prorata Bonus.
(b)	Reimbursement for reasonable expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information and documents by the Company; and
For the period covered by the Base Salary Continuation the Executive will continue to comply with Section 10 below.
10.	Restrictive Covenant and Covenants not to Engage in Certain Other Acts.
10.1	Restrictive Covenant. Except in the case where this agreement expires naturally at the end of its Initial Term, the Executive shall not for a period of twelve (12) months from the termination date, accept any employment or compensation as Senior Vice President — Operations, Asia (by whatever name or title whatsoever on in effect whether as an employee or consultant) with any integrated resort company, hotel company, retail leasing company, or convention related company in the Asian region including, but not limited to, Singapore and Macao SAR . This restrictive covenant shall also apply during any Base Salary Continuation period. The Executive acknowledges and agrees that the restrictive covenant contained in this Section is supported by valuable consideration, and is reasonable in its scope and duration, and that the covenant protects the legitimate interests of the Company and imposes no undue hardship on the Executive.

10.2	Non-solicitation. The Executive agrees that for a period of two (2) years after the end of the Executive’s employment with the Company, he shall not induce any persons in the employment of the Company or Affiliates to (a) terminate such employment, (b) accept employment with anyone other than the Company or an

Affiliate of the Company or (c) interfere with the business of the Company in any material manner.
10.3	Intentionally Omitted.

10.4	Survival. The Executive agrees that the provisions of this Section 10 shall survive the termination of this Agreement and the termination of the Executive’s employment, provided that the restrictive covenants in Section 10.1 shall not apply to termination of employment due to expiration of the Initial Term in Section 2.2.

10.5	Covenants to Protect Confidential Information:
(a)	Non-Disclosure. Both during and after the Executive’s employment, the Executive agrees to hold confidential all Confidential Information learned or acquired by him and he will take all action necessary to preserve that confidentiality. The Executive represents and covenants that the Executive shall treat any Confidential Information disclosed to, or learned by, the Executive as fiduciary agent of the Company, recognizing that the Company only made the Confidential Information accessible to the Executive by reason of the special trust and confidence which the Company placed in the Executive.

In perpetuity, the Executive shall not disclose, disseminate, transmit, publish, distribute, make available or otherwise convey any of the Company’s, Affiliates’, or Sheldon G. Adelson’s Confidential Information to any Person except directors, officers and employees of the Company that in the Executive’s actual and reasonable knowledge are entitled and authorized to view such Confidential Information and who need to know such Confidential Information in order to conduct bona fide activities on behalf of the Company

(b)	Without the prior written approval of Sheldon G. Adelson or duly authorized representatives of the Company or Affiliates, which the Company, Affiliates, or Sheldon G. Adelson may in their sole discretion withhold, the Executive agrees that, during the term of this Agreement or at any time thereafter, the Executive shall keep confidential and shall not directly or indirectly disclose, reveal, publish, exploit or otherwise make use of the Confidential Information in any manner whatsoever including, but not limited to, interviews, articles, accounts, books, plays, movies, and documentaries, whether non-fiction or fictional
(c)	Security Measures. While in possession or control of Confidential Information, or any media embodying the same, the Executive shall take reasonable efforts to keep such Confidential Information reasonably inaccessible from Persons not otherwise authorized to view the Confidential Information.

(d)	Forced Disclosure. If the Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the Executive shall provide an officer of the Company with prompt written notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

(e)	Ownership. Notwithstanding any other provision of this Agreement, the Executive hereby acknowledges that the Company owns the exclusive right, title and interest in and to the Confidential Information and the intellectual property embodied in, relating to, based upon or arising from Confidential Information.

(f)	Return of Materials. When the Executive’s employment with the Company ends, the Executive shall return to the Company all Content., The Executive shall also return any keys, access cards, credit cards, identification cards and other property and equipment belonging to the Company and/or Affiliates.
10.6	Non-Disparagement. During the Term of Employment and in perpetuity following the effective date of termination of this Agreement, the Executive shall not make any remarks disparaging the conduct or character of Sheldon G. Adelson, the

Company or Affiliates, their agents, employees, officers, directors, successors, or assigns.
10.7	Cooperation. At any time following the effective date of termination of this Agreement, the Executive shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which the Executive was involved during his employment by the Company. The Company shall reimburse the Executive for reasonable expenses, if any, incurred in providing such assistance.
11.	Equitable Relief. The Executive acknowledges that the breach of any of the obligations of Section 10 by the Executive will cause irreparable injury to the Company and/or Affiliates which could not be adequately compensated in money damages and shall entitle the Company and/or Affiliates to all equitable remedies, including without limitation injunctive relief, specific performance and restraining orders. Equitable relief shall be in addition to all other remedies available to the Company.

12.	Acknowledgement.
12.1	The Executive certifies that the Executive has fully read and understands the terms, nature and effect of this Agreement. The Executive also certifies that he had the opportunity to consult with his lawyer in connection with the execution of this Agreement. In executing this Agreement, the Executive does not rely on any inducements, promises or representations by the company or any person other than the terms and conditions of this Agreement.

12.2	The Executive warrants and represents that he does not know of any restriction or agreement to which he is bound which arguably conflicts with his execution of this Agreement or his employment hereunder.
13.	Controlled Substance and Alcohol Screening.

Throughout the term of this Agreement, the Executive must abide by the Company’s controlled substance and alcohol policy as adopted from time to time. The Executive acknowledges and agrees that these policies may include requirements that the Executive submit to testing for controlled substances or alcohol on the basis of reasonable suspicion in accordance with the Company’s controlled substance or alcohol policies.
14.	Legal Fees. If the Company has to take any action or proceeding to enforce the terms of this Agreement, the Company shall be entitled to its reasonable legal fees and costs incurred on an indemnity basis, whether or not the action is reduced to judgment.

15.	Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

16.	Assignability: Binding Nature. This agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Parties may be assigned except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company may also assign this Agreement to an affiliated or subsidiary entity at its sole discretion.

17.	Amendment. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing by the parties.

18.	Construction. The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their lawyers and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

19.	Waiver. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege.

20.	Partial Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:
a)	The validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

b)	To the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give maximum possible effect to the intent manifested by the provision held invalid, illegal, or unenforceable.
21.	Notices. All notices, consents, or other communications provided for hereunder, including without limitation notices of default, termination of this Agreement , shall be deemed effective (i) on the date when hand-delivered; (ii) on the date when forwarded by confirmed facsimile transmission provided electronic receipt of confirmation is obtained and retained or (iii) upon receipt of certified mail, return receipt requested and postage prepaid. All notices shall be addressed to the parties at their addresses set forth below:

As to the Company:	Marina Bay Sands Pte. Ltd.
9 Raffles Place, #45-01 Republic Plaza
Singapore, 048619

As to the Executive:	Mr. Leonard DeAngelo
324 N. Rumson Ave.
Margate, NJ 08402
22.	Governing Law.
a.)	This Agreement is the complete, entire, and exclusive statement of the contract terms between the parties.

b.)	This Agreement supersedes any prior understandings, agreements or undertakings between the parties.

c.)	This Agreement shall be governed by and interpreted in accordance with the laws of Singapore.

d.)	The parties agree to the exclusive jurisdiction of the courts of Singapore for any legal proceedings related to this Agreement.

e.)	The parties agree that the language of this Agreement shall be English. Each party fully understands this Agreement as it is written in English.

f.)	Each party warrants that it has full power and authority to execute and deliver this Agreement.

g.)	No modification of or addition or amendment to this Agreement shall be binding unless agreed to in writing and signed by both the parties.
23.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all Parties and signed the same signature page.

MARINA BAY SANDS PTE. LTD		EXECUTIVE:

By:	/s/ Bradley H. Stone	/s/ Leonard DeAngelo
	Bradley H. Stone	Leonard DeAngelo

Date:	12/10/08	Date: 12/12/08